UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 333-100848
                           --------------------------


                    Residential Asset Securities Corporation
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             (Exact name of registrant as specified in its charter)


 8400 Normandale Lake Blvd.,Suite 250,Minneapolis, Minnesota 55437,(952)857-7000
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                   See Annex A
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            (Title of each class of securities covered by this Form)


                                   See Annex B
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       (Titles of all other classes of securities for which a duty to file reports under section 13 (a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule    12g-4(a)(1)(i)   |_|   Rule  12h-3(b)(1)(i)  |X|
              Rule    12g-4(a)(1)(ii)  |_|   Rule  12h-3(b)(1)(ii) |_|
              Rule    12g-4(a)(2)(i)   |_|   Rule  12h-3(b)(2)(i)  |_|
              Rule    12g-4(a)(2)(ii)  |_|   Rule  12h-3(b)(2)(ii) |_|
                                             Rule  l5d-6           |_|

Approximate  number of holders of record as of the certification or notice date:
Fewer than 300; see Annex A
----------------------------

   Pursuant to the requirements of the Securities Exchange Act of 1934 Residential Asset Securities Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: May 11, 2004                                By:  /s/Lisa Lundstsen
                                                  Name:  Lisa Lundsten
                                                  Title: Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.



SEC 2069 (09-03) PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                     Annex A




--------------------------------------------------------------- ---------------------------------
  Title of each class of securities  covered by this Form 15             Approximate  number
   (each outstanding class of each series identified below)             of holders of record
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 1997-KS2                            7
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 1998-KS1                            10
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 1998-KS2                            17
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 1998-KS3                            9
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 1998-KS4                            8
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 1998-RS1                            3
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 1999-KS1                            10
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 1999-KS2                            11
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 1999-KS3                            10
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 1999-KS4                            9
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 1999-RS1                            8
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 1999-RS2                            9
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 1999-RS3                            8
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 1999-RS4                            7
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 1999-RS5                            7
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 2000-KS1                            9
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 2000-KS2                            9
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 2000-KS3                            9
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 2000-KS4                            9
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 2000-KS5                            9
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 2001-KS1                            9
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 2001-KS2                            16
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 2001-KS3                            18
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 2001-KS4                            5
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 2002-KS1                            12
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 2002-KS2                            20
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 2002-KS3                            5
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 2002-KS4                            14
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 2002-KS5                            9
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 2002-KS6                            13
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 2002-KS7                            6
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 2002-KS8                            11
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 2003-KS1                            8
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 2003-KS2                            22
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 2003-KS3                            8
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 2003-KS4                            21
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 2003-KS5                            16
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 2003-KS6                            8
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 2003-KS7                            22
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 2003-KS8                            21
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 2003-KS9                            13
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 2003-KS10                           19
--------------------------------------------------------------- ---------------------------------
Mortgage Pass-Through Certificates, Series 2003-KS11                 Fewer than 300 holders
--------------------------------------------------------------- ---------------------------------


                                                    Annex B


Title of each class of securities for which a duty to file reports remains (each registered and outstanding class of each series identified below)


           Mortgage Pass-Through Certificates, Series 2004-KS1 Mortgage Pass-Through Certificates, Series 2004-KS2 Mortgage Pass-Through Certificates, Series 2004-KS3 Mortgage Pass-Through Certificates, Series 2004-KS4